FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT

THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”), dated as of April 28, 2008 (the “Effective Date”), is entered into by and between Next, Inc., a Delaware corporation (the “Company”), and Charles W. Reed, a resident of the State of Indiana (the “Holder”).

W I T N E S S E T H:

WHEREAS, the Company issued to Holder Common Stock Purchase Warrant No. R-1 dated November 19, 2007 (the “Warrant”) for the purchase of up to 1,087,500 shares of the common stock of the Company, $0.001 par value per share (“Common Stock”), subject to adjustment as provided therein; and

WHEREAS, the Company intends to issue 5,500,000 additional shares of Common Stock and warrants for the purchase of up to 2,750,000 additional shares of Common Stock to certain investors, including the Holder, pursuant to a private placement of such securities (the “Subsequent Offering”); and

WHEREAS, in the event the Subsequent Offering is consummated, anti-dilution provisions within the Warrant would require that the Exercise Price (as defined therein) be decreased and that the number of Warrant Shares (as defined therein) be increased; and

WHEREAS, the Company and the Holder desire to amend the terms of the Warrant as provided herein (i) to change the effect of such anti-dilution provisions such that, upon consummation of the Subsequent Offering, the Exercise Price shall be decreased to the price per share, and the number of Warrant Shares shall be increased to the number of shares of Common Stock, specified in this Amendment, and (ii) to eliminate the possibility of any future adjustments to the number of Warrant Shares issuable under the Warrant pursuant to Section 5(c) thereof.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.

Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Warrant.

2.

Effective Time.  This Amendment shall become effective if, and only if, the Subsequent Offering is consummated and fully subscribed for as contemplated hereby, in which case this Amendment shall automatically be deemed to become effective immediately prior to the first issuance of securities pursuant to such Subsequent Offering (the “Effective Time”).

3.

Adjustment to Exercise Price.  Section 2(b) of the Warrant is hereby amended by deleting Section 2(b) in its entirety and substituting in its place the following language:

“(b)

Exercise Price.  The exercise price of the Warrant Shares (the “Exercise Price”) shall be $0.10 per share of Common Stock in the event of the exercise of all or a portion of this Warrant at any time during the Exercise Period, subject to adjustment as provided herein.”

4.

Adjustment to Number of Warrant Shares.  The number of Warrant Shares issuable under the Warrant shall be increased from up to 1,087,500 shares of Common Stock to up to 1,367,000 shares of Common Stock, subject to adjustment as provided in the Warrant.  Accordingly, all occurrences in the Warrant of the number “1,087,500” shall be deemed to read “1,367,000”.

5.

Anti-Dilution Protection Adjustments.  Section 5(c) of the Warrant is hereby amended by deleting Section 5(c) in its entirety and substituting in its place the following language:

“(c)

Anti-Dilution Protection.  Excluding Exempt Issuances (as defined below), in the event that, at any time or from time to time following the Commencement Date and continuing until the Termination Date, the Company’s Board of Directors shall approve and the Company shall issue additional shares of Common Stock or any security convertible into or exchangeable for shares of Common Stock for a consideration per share less than the Exercise Price, as adjusted hereunder, in effect on the date of and immediately prior to such issuance, then and in such event, the Exercise Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) equal to the consideration per share received by the Company upon such issuance of additional shares of Common Stock.  For purposes of this Section 5(c), the term “Exempt Issuances” means (i) issuances of Common Stock to employees, directors and consultants in connection with the Company’s 2001 Stock Option Plan; (ii) issuances of Common Stock in connection with the conversion or exercise of currently outstanding convertible or exercisable securities of the Company; (iii) issuances of Common Stock in connection with the acquisition of another company by the Company, provided that the Company is the surviving entity; (iv) issuances of Common Stock for strategic business partners, joint ventures and alliances; and (v) issuances of Common Stock in connection with lease lines, bank financing or other similar transactions that are primarily of a non-equity financing nature and are approved by the Board of Directors of the Company.”

6.

Effect of this Amendment.  Except as expressly amended by this Amendment, all other terms, covenants and conditions of the Warrant shall remain in full force and effect, and all of such terms, covenants and conditions are hereby ratified and confirmed by the parties hereto in all respects.

7.

Miscellaneous.  This Amendment (a) may be amended only by a writing signed by each of the parties; (b) may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; (c) shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee, without giving effect to any conflict of law rules; and (d) shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

COMPANY:

NEXT, INC.

By:/s/ David O. Cole

Name:

David O. Cole

Title:

Chief Financial Officer and Secretary

HOLDER:

/s/ Charles W. Reed

Charles W. Reed